Gruber & Company, LLC
Certified Public Accountants

September 14, 2007

U.S. Securities and Exchange Commission
Division of Corporation Finance
100 F Street, N.E.
Washington DC 20549

Dear Ladies and Gentlemen:

We are the independent auditors for Biopack Environmental Solutions Inc. (the "Company"). We have read the Company's current report on Form 8-K/A, dated September 14, 2007, and are in agreement with the statements regarding our firm as included in Item 4.01 of the Form 8-K to be filed with the Securities and Exchange Commission. We have no basis to agree or disagree with other statements of the Company contained therein.

Yours truly,

Gruber & Company, LLC

Gruber & Company, LLC

121 Civic Center Drive, Suite 225
Lake Saint Louis, Missouri 63367
(314)471-8519
(636)561-0735 (fax)